State of Delaware
Secretary of State
Division of Corporations
Delivered 05:45 PM 12/19/2005
FILED 05:45 PM 12/19/2005
SRV 051037963 - 4080096 FILE

CERTIFICATE OF INCORPORATION

OF

The Diet Coffee Co., Inc.

FIRST: The name of the corporation is:

The Diet Coffee Co., Inc.

SECOND: Its registered office in the State of Delaware is to be located at:

615 South DuPont Highway
Dover, DE 19901

The county in which the registered office will be located is: Kent.

The registered agent in charge thereof is:

Colby Attorneys Service Co., Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 200 without par value.

FIFTH: The name and mailing address of the incorporator is as follows: Carla J. Vinetti c/o Colby Attorneys Service Co., Inc., P.O. Box 737, Albany, NY 12201-0737.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of director's duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction for which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occuring prior to such amendment.

EIGHTH: The shareholders shall not have pre-emptive rights.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the Laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and have accordingly hereunto set my hand on this day December 19, 2005

Carla J. Vinetti

Carla J. Vinetti
Incorporator